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                         METROPOLITAN LIFE INSURANCE COMPANY

                                     ENDORSEMENT


As of its date, this policy is amended as follows:

    1. The following is added to the second paragraph of the Policy Loan provision:

         After the 10th policy year, for a policy loan or portion of a loan equal to the total premiums paid to date, less any withdrawals, loan interest will be charged at an effective annual rate equal to the guaranteed interest rate.

    2. The following is added to the Interest Rate provision:

         After the 10th policy year, we will credit the guaranteed interest rate on the loan or any portion of the loan that equals the total premiums paid to date, less any withdrawals.

    3. The following is added to the Example provision:

         If the policy loan is taken after the 10th policy year and is equal to the total premiums paid, less any withdrawals, we will credit the $2,000 representing the loan at the guaranteed rate.




                                            /s/ Nicholas D. Latrenta

                                            Nicholas D. Latrenta
                                            Vice-President and Secretary



R.S.  1189 September, 1992

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                         METROPOLITAN LIFE INSURANCE COMPANY

                        RIDER:  ACCELERATION OF DEATH BENEFITS

        This rider is a part of the policy as of the issue date of the policy.

                   This rider provides for the payment of an Accelerated Death Benefit during the lifetime of the insured, if the insured is terminally ill. Rider benefits may be used for any purpose whatsoever.

                   IMPORTANT: THE BENEFIT PAYMENTS UNDER THIS RIDER MAY BE TAXABLE OR MAY AFFECT ELIGIBILITY FOR BENEFITS UNDER STATE OR FEDERAL LAW. YOU SHOULD CONSULT YOUR TAX ADVISER TO DETERMINE THE EFFECT ON YOU.

DEFINITIONS        The "INSURED" is the person at whose death the Policy
                   Benefit would be payable. The "INSURED" does not include any person who has life insurance coverage only under a rider to the policy, or any person who has coverage because of his or her relationship to the insured.

                   "POLICY BENEFIT" is the amount we would pay to the insured's beneficiaries in the absence of this rider, on the death of the insured.

                   "ACCELERATED DEATH BENEFIT" is the amount we will pay under this rider if we receive proof that the insured is terminally ill. We will compute this amount based on the amount of the Policy Benefit applied under this rider, using an interest factor based on the insured's reduced life expectancy.

                   If we pay an Accelerated Death Benefit, the Policy Benefit may be adjusted by the following if they apply: any expected future premiums; any expected future dividends at the then current dividend scale; any excess interest credited on contract values; the rate of any current contract charges; an administrative fee of up to $150.

                   "YOU" refers to the owner of this policy.

                   "WE,"US," AND "OUR" refer to Metropolitan Life Insurance Company.

                   "TERMINALLY ILL" means having a life expectancy of 12 months or less.

ASSUMPTIONS        The interest and mortality assumptions we use may change
                   from time to time. However, the interest rate we use will never be more than the rate obtained on policy loans for policies then being issued. The rider proceeds will never be less than the cash value of the policy multiplied by the percentage of the Policy Benefit you choose to accelerate.

AMOUNT OF          You must apply all of the Policy Benefit to your Accelerated
ACCELERATED        Death Benefit, if the face amount of your policy is $50,000
DEATH BENEFIT      or less.  You cannot apply more than the greater of (1)
                   $250,000, or (2) 10% of the Policy Benefit under this and all other similar riders issued by Metropolitan Life
                   Insurance Company or one of our affiliates.

                   If you apply part of the Policy Benefit to an Accelerated Death Benefit under this rider: (1) you must apply at least $20,000; and (2) the face amount of insurance remaining after this payment must be at least $25,000. You may not ask for more than one Accelerated Death Benefit under the rider.

EFFECT OF BENEFIT  If you apply all of the Policy Benefit to your Accelerated
ACCELERATION ON    Death Benefit, all policy benefits based on the insured's
POLICY RIDERS      life, except for any benefit for accidental death, will end.
                   Any accidental death benefit on the life of the insured will continue in force for 12 months from the date of any payment under this rider.  Any riders which provide insurance on the life of someone other than the insured will stay in effect pursuant to their terms as if the insured had died.  No
                   further premiums will be payable.
1-AB-91                                                                  BAABP5
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                  RIDER:  ACCELERATION OF DEATH BENEFITS (CONTINUED)


                   If you apply part of the Policy Benefit to your Accelerated Death Benefit, the policy will stay in force. We will make payment by applying coverages in the following order to the Accelerated Death Benefit: 1) any riders on the insured's life; 2) any insurance bought by dividends and 3) the policy Face Amount. Policy premiums, values and the face amount of insurance will be reduced appropriately.

GENERAL PROVISIONS Your right to Accelerated Death Benefits under this rider is subject to the following:

                   1. The policy must be in force other than as extended term insurance.

                   2. This rider is subject to the terms of the policy
                      incontestability provision.

                   3. This rider does not apply if the insured's terminal
                      illness is the result of an attempt to commit suicide, while any policy suicide clause is in effect.

                   4. Any irrevocable beneficiary must consent in writing to
                      the payment of an Accelerated Death Benefit under this rider. We may also require that the beneficiary, contingent beneficiary, assignee, or any other party in interest consent to our payment.

                   5. Your policy is not eligible for this benefit if: (a) you are required by law to use this rider to meet the claims of creditors, whether in bankruptcy or otherwise; or (b) you are required by a government agency to use this rider to apply for, obtain, or keep a government benefit or entitlement.

                   6. This rider may be reinstated subject to the same terms
                      which apply to the policy.

HOW TO APPLY       You must: (1) apply for this option in writing; (2) send us
FOR THIS BENEFIT   the policy; and (3) provide proof satisfactory to us,
                   including a statement signed by a physician, that the insured is terminally ill.

                   We have the right to have the insured examined at our expense by a physician we choose.

PAYMENT OF         At our option, the Accelerated Death Benefit will be paid to
ACCELERATED        you or will be placed in an interest bearing account to
DEATH BENEFIT      which you will have immediate access.

RIDER DEATH        If the insured dies within 60 days of a payment made under
BENEFIT            this rider, on receipt of proof of death and a proper claim, we will pay the beneficiary the difference between the Policy Benefit and Accelerated Death Benefit.

TERMINATION        1. You may cancel this rider if you ask us to do so in
                      writing, and send us the policy.

                   2. This rider will end at the end of the grace period of the first unpaid premium for the policy.




                                                  /s/ Nicholas D. Latrenta

                                                  Nicholas D. Latrenta
                                                  Vice-President and Secretary

1-AB-91                                                                 BAABP6